Exhibit 99.1

2005-21

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON ACQUIRES DRESSER FLOW CONTROL BUSINESSES

HOUSTON (December 1, 2005) — Cooper Cameron Corporation has closed on substantially all of the businesses being acquired from the Flow Control segment of Dresser, Inc. for approximately $224 million in cash. The closing of the Brazilian portion of the business is awaiting Brazilian regulatory confirmation of transfer of operating permits and tax documentation, and is expected to be completed in early 2006.

The businesses being acquired serve customers in the worldwide oil and gas production, pipeline and process markets, and will be combined with the Company’s Cooper Cameron Valves operations.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “As previously noted, we expect this acquisition to favorably impact our profitability in 2006, after adjusting for one-time integration costs.” Erikson said that the integration process will be ongoing throughout 2006 and into early 2007.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding performance of the acquired operations, the impact of the acquisition on the future profitability of the Company and the timing of the closing of the Brazilian portion of the transaction, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for the Company’s products; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; variations in global economic activity; and changes in the financial markets, the satisfaction of the closing conditions for the contemplated acquisition, the future performance of the businesses to be acquired and the costs and timing associated with the integration process, as well as those factors described from time to time in our filings with the Securities and Exchange Commission. In particular, current and projected oil and gas prices directly affect customers’ spending levels and their related purchases of the Company’s products and services. Changes in oil and gas price expectations may also lead to changes in the Company’s cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.